Exhibit 99.1

8226 Philips Highway, Suite 101	Investor Relations Contact:
Jacksonville, FL 32256 USA	investorrelations@redwirespace.com

Redwire Corporation Reports Third Quarter 2025 Financial Results

Revenues for the third quarter of 2025 increased by 50.7% year-over-year to $103.4 million
During the third quarter of 2025, we achieved a Gross Margin of 16.3% and an Adjusted Gross Margin1 of 27.1%
Year-over-year increase in Book-to-Bill2 ratio to 1.25 and Contracted Backlog2 to $355.6 million as of the third quarter of 2025
Awarded contract to develop and deliver Roll-Out Solar Arrays for Axiom Space’s first commercial space station module
Uncrewed aerial system deliveries during the quarter included Stalker systems for the U.S. Army’s Long Range Reconnaissance program and Penguin systems for the Ukrainian Armed Forces
Launched 14 PIL-BOXes to the ISS during the third quarter of 2025 with three different partners: Bristol Myers Squibb, Butler University, and Purdue University
JACKSONVILLE, Fla. / November 5, 2025 Redwire Corporation (NYSE:RDW, “Redwire” or the “Company”), a global leader in space and defense technology solutions, today announced results for its third quarter ended September 30, 2025.

Redwire will live stream a presentation with slides on November 6, 2025 at 9:00 a.m. ET. Please use the link below to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=pKJoXZFg

“The transformation of Redwire into a scalable, multi-domain growth platform made consistent progress in the third quarter. As anticipated, the acquisition of Edge Autonomy has immediately strengthened our positioning technically, operationally, and financially and we anticipate further revenue synergies as we scale. Operationally, in the third quarter, we have sharpened our internal execution by eliminating costs from the business and streamlining operations. These efforts resulted in an Adjusted Gross Margin1 of 27.1%, driving a significant improvement to our bottom-line,” stated Peter Cannito, Chairman and Chief Executive Officer of Redwire. “We closed key strategic opportunities such as Roll-Out Solar Arrays for Axiom Space’s future commercial space station and Stalker UAS sales for the U.S. Army and an undisclosed European NATO ally, ending the third quarter with a Book-to-Bill2 ratio of 1.25. As we look forward, we continue to see positive demand signals from both the U.S. and Europe for our products and solutions, such as our combat-proven Stalker and Penguin unmanned systems, differentiated VLEO SabreSat and Phantom spacecraft, and large space systems such as ROSAs and International Berthing and Docking Mechanisms (IBDMs). In the near term, the U.S.
1 Adjusted Gross Profit and Adjusted Gross Margin are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
2 Book-to-Bill and Contracted Backlog are key business measures. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.

government shutdown is likely to delay the timing of key awards into 2026, but the pipeline of new opportunities is very strong.”

Third Quarter 2025 Highlights
•Revenues for the third quarter of 2025 increased 50.7% to $103.4 million, as compared to $68.6 million for the third quarter of 2024.
•Net Loss for the third quarter of 2025 increased by $20.2 million to $(41.2) million, as compared to $(21.0) million for the third quarter of 2024.
•Adjusted EBITDA3 for the third quarter of 2025 decreased by $5.0 million to $(2.6) million, as compared to $2.4 million for the third quarter of 2024.
•During the third quarter of 2025, the Company had net unfavorable EAC changes of $8.3 million, which impacted third quarter of 2025 revenues, gross profit, and net loss, and as a result, Adjusted EBITDA.3
•On a quarterly basis, Book-to-Bill4 ratio was 1.25 as of the third quarter of 2025, as compared to 0.65 as of the third quarter of 2024.
•Net cash used in operating activities for the third quarter of 2025 increased by $2.7 million to $(20.3) million, as compared to $(17.7) million for the third quarter of 2024.
•Free Cash Flow3 for the third quarter of 2025 was $(27.8) million, as compared to $(20.5) million for the third quarter of 2024.
•Ended the third quarter of 2025 with total liquidity5 of $89.3 million, as compared to $61.1 million for the third quarter of 2024.

2025 Forecast
•Due to the ongoing U.S. government shutdown, a number of our anticipated orders have been pushed out of the quarter and into 2026. As a result, for the twelve months ended December 31, 2025, Redwire, including Edge Autonomy from the date of close (June 13, 2025), is forecasting full year revenues of $320 million to $340 million.

“During our first full quarter as a combined company, Redwire remained focused on our path to profitability, realizing record revenue of $103.4 million in the third quarter of 2025, with sequential and year-over-year improvement in Adjusted Gross Margin3,” said Jonathan Baliff, Chief Financial Officer of Redwire.

“The addition of Edge Autonomy has already been accretive to our financial profile,” added Chris Edmunds, Chief Accounting Officer of Redwire. “Looking towards the next twelve months, we expect that trend to continue, with revenue growth driven by an improved Book-to-Bill4 ratio, diversification in contract mix, gross margin expansion as evidenced by the 27.1% Adjusted Gross Margin3 achieved this quarter, and increased operating leverage as the Company sharpens its execution and capitalizes on the significant pipeline of opportunities. We have started to realize improvement in our Free Cash Flow during the third quarter, and the combination of these factors should lead to continued improvement as we move forward.”

Webcast and Investor Call
Management will conduct a conference call starting at 9:00 a.m. ET on Thursday, November 6, 2025 to review financial results for the third quarter ended September 30, 2025. This release and the most recent investor slide presentation are available in the investor relations area of our website at RDW.com.

Redwire will live stream a presentation with slides during the call. Please use the following link to follow along with the live stream: https://event.choruscall.com/mediaframe/webcast.html?webcastid=pKJoXZFg. The dial-in number for the live call is 877-485-3108 (toll free) or 201-689-8264 (toll), and the conference ID is 13756522.
3 Adjusted EBITDA, Free Cash Flow, and Adjusted Gross Margin are not measures of results under generally accepted accounting principles in the United States. Please refer to “Non-GAAP Financial Information” and the reconciliation tables included in this press release for details regarding these Non-GAAP measures.
4 Book-to-Bill is a key business measure. Please refer to “Key Performance Indicators” and the tables included in this press release for additional information.
5 Total liquidity of $89.3 million as of September 30, 2025 is comprised of $52.3 million in cash and cash equivalents, $35.0 million in available borrowings from our existing credit facilities, and $2.0 million in restricted cash.

A telephone replay of the call will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13756522. The accompanying investor presentation will be available on November 6, 2025 on the investor section of Redwire’s website at RDW.com.

Any replay, rebroadcast, transcript or other reproduction or transmission of this conference call, other than the replay accessible by calling the number and website above, has not been authorized by Redwire Corporation and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

About Redwire Corporation
Redwire Corporation (NYSE:RDW) is an integrated space and defense tech company focused on advanced technologies. We are building the future of aerospace infrastructure, autonomous systems and multi-domain operations leveraging digital engineering and AI automation. Redwire’s approximately 1,300 employees located throughout the United States and Europe are committed to delivering innovative space and airborne platforms that are transforming the future of multi-domain operations. For more information, please visit RDW.com.

Use of Projections
The financial outlook and projections, estimates and targets in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s control. Such calculation cannot be predicted with reasonable certainty and without unreasonable effort because of the timing, magnitude and variables associated with the recently completed merger with Edge Autonomy. Additionally, any such calculation, at this time, would imply a degree of precision that could be confusing or misleading to investors. Redwire’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this press release, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this press release. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for the combined company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this press release should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this press release should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this press release regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding our strategy, financial projections, including the prospective financial information provided in this press release, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, objectives of management, and the expected performance of Redwire following our acquisition of Edge Autonomy, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to (1) risks associated with economic uncertainty, including high inflation, effects of trade tariffs and other trade actions, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history in an evolving industry and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry makes it difficult to evaluate our future prospects and the risks and challenges we may encounter; (4) the inability to successfully integrate recently completed and future acquisitions, including the recent acquisition of Edge Autonomy, as well as the failure to realize the anticipated benefits of our acquisition of Edge Autonomy or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) a limited number of customers make up a high percentage of our revenue; (8) natural disasters, geopolitical conflicts, or other natural or man-made catastrophic events; (9) adverse publicity stemming from any incident or perceived risk involving Redwire or our competitors; (10) incurring significant risks and uncertainties not covered by insurance or indemnity; (11) failure to respond to industry cycles in terms of our cost structure, manufacturing capacity, and/or personnel needs; (12) delays in the development, design, engineering and manufacturing of our core offerings; (13) unsatisfactory performance of our core offerings resulting from challenges in the space environment, extreme space weather events or otherwise; (14) impacts to our cash flows caused by our mix of fixed-price, cost-plus and time-and-material type contracts; (15) incurrence of expenditures prior to final receipt of a contract; (16) failure of new offerings and technologies to materialize; (17) the inability to convert orders in backlog into revenue; (18) the inability to properly manage the use of artificial intelligence in our business; (19) reliance on third-party launch vehicles to launch our spacecraft and customer payloads; (20) risk of an accident on launch or during a journey into space; (21) customers’ willingness to adopt uncrewed aircraft systems technology; (22) Redwire’s inability to meet expected financial results; (23) cyber-attacks and other security threats and disruptions; (24) failure to attract and retain highly qualified personnel; (25) risks resulting from broader geographic operations; (26) impairment of goodwill; (27) changes to our pension funding and costs, which are dependent on several economic assumptions; (28) inability to use net operating loss carryforwards and certain other tax attributes; (29) changes to the U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget process for any government fiscal year; (30) dependence on U.S. government contracts; (31) changes to our facility security clearance; (32) Redwire is subject to stringent U.S. economic sanctions, and trade control laws and regulations, as well as risks related to doing business in other countries; (33) failure to adequately protect our intellectual property rights; (34) failure to obtain necessary additional funding; (35) the fact that AE Industrial Partners and its affiliates have significant influence over us, which could limit your ability to influence the outcome of key transactions; (36) the fact that provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (37) the fact that our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (38) the possibility of sales of a substantial amount of our Common Stock by our current stockholders; (39) volatility in the trading price of our Common Stock; (40) identification of material weaknesses of other deficiencies or failure to maintain effective internal controls over financial reporting; (41) the impact of a prolonged United States federal government shutdown and (42) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission by Redwire. The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this press release are made as of the date of this press release, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this press release are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include Adjusted EBITDA, Adjusted Gross Profit, Adjusted Gross Margin and Free Cash Flow.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustments related to deferred revenue and inventory, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, gains on sale of joint ventures, net of costs incurred, and warrant liability change in fair value adjustments.

Adjusted Gross Profit is defined as revenues less cost of sales as computed in accordance with U.S. GAAP, excluding adjustments resulting from the application of purchase accounting included in cost of sales and Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue. Management believes these non-GAAP measures provide investors meaningful insight into results from ongoing operations as the calculation of these measures excludes the impact of certain non-recurring charges. Management believes that by using Adjusted Gross Margin in conjunction with GAAP Gross Margin, investors will get a more complete view of what management considers to be the Company’s core operating performance and allow for comparison of this measure when compared to those of prior periods.

Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA, Adjusted Gross Profit and Adjusted Gross Margin to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as an indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.

Key Performance Indicators
Management uses Key Performance Indicators (“KPIs”) to assess the financial performance of the Company, monitor relevant trends and support financial, operational and strategic decision-making. Management frequently monitors and evaluates KPIs against internal targets, core business objectives as well as industry peers and may, on occasion, change the mix or calculation of KPIs to better align with the business, its operating environment, standard industry metrics or other considerations. If the Company changes the method by which it calculates or presents a KPI, prior period disclosures are recast to conform to current presentation.

REDWIRE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands of U.S. dollars, except share data)

	September 30, 2025	December 31, 2024
Current assets:
Cash, cash equivalents and restricted cash	$54,328	$49,071
Accounts receivable, net	31,976	21,905
Contract assets	50,925	43,044
Inventory, net	53,491	2,239
Prepaid expenses and other current assets	19,920	9,666
Total current assets	210,640	125,925
Property, plant and equipment, net of accumulated depreciation of $15,188 and $9,628	50,630	17,837
Right-of-use assets	31,370	15,277
Intangible assets, net of accumulated amortization of $41,704 and $25,920	353,229	61,788
Goodwill	800,012	71,161
Other non-current assets	365	629
Total assets	$1,446,246	$292,617
Liabilities, Convertible Preferred Stock and Equity (Deficit)
Current liabilities:
Accounts payable	$34,309	$32,127
Notes payable to sellers	2,171	—
Short-term debt, including current portion of long-term debt	6,274	1,266
Short-term operating lease liabilities	4,309	4,354
Short-term finance lease liabilities	550	473
Accrued expenses	28,963	24,192
Deferred revenue	60,009	67,201
Other current liabilities	12,994	19,730
Total current liabilities	149,579	149,343
Long-term debt, net	184,699	124,464
Long-term operating lease liabilities	29,732	13,444
Long-term finance lease liabilities	1,111	980
Warrant liabilities	8,816	55,285
Deferred tax liabilities	37,279	582
Other non-current liabilities	2,116	428
Total liabilities	$413,332	$344,526

Convertible preferred stock, $0.0001 par value, 125,292.00 shares authorized; issued and outstanding: 2025—71,702.95 and 2024—108,649.30. Liquidation preference: 2025—$223,024 and 2024—$599,412	$104,869	$136,805
Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value, 99,874,708 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized; issued and outstanding 2025—155,188,092 and 2024—67,002,370	15	7
Treasury stock, at cost: 2025—903,925 shares and 2024—728,739 shares	(6,336)	(3,573)
Additional paid-in capital	1,459,710	161,619
Accumulated deficit	(536,289)	(348,106)
Accumulated other comprehensive income (loss)	10,945	1,339
Total shareholders’ equity (deficit)	928,045	(188,714)
Total liabilities, convertible preferred stock and equity (deficit)	$1,446,246	$292,617

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Unaudited
(In thousands of U.S. dollars, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues	$103,432	$68,638	$226,587	$234,541
Cost of sales	86,622	56,615	219,800	194,709
Gross profit	16,810	12,023	6,787	39,832
Operating expenses:
Selling, general and administrative expenses	50,285	17,521	123,495	52,971
Transaction expenses	684	5,121	21,126	5,399
Research and development	7,693	1,893	10,226	4,681
Operating income (loss)	(41,852)	(12,512)	(148,060)	(23,219)
Interest expense, net	6,282	3,610	33,631	9,537
Other (income) expense, net	(13,844)	5,309	(14,688)	14,734
Income (loss) before income taxes	(34,290)	(21,431)	(167,003)	(47,490)
Income tax expense (benefit)	6,862	(472)	(25,924)	(348)
Net income (loss)	(41,152)	(20,959)	(141,079)	(47,142)
Net income (loss) attributable to noncontrolling interests	—	—	—	4
Net income (loss) attributable to Redwire Corporation	(41,152)	(20,959)	(141,079)	(47,146)
Less: dividends on Convertible Preferred Stock	1,674	3,383	34,853	16,125
Net income (loss) available to common shareholders	$(42,826)	$(24,342)	$(175,932)	$(63,271)

Net income (loss) per common share:
Basic and diluted	$(0.29)	$(0.37)	$(1.72)	$(0.96)
Weighted-average shares outstanding:
Basic and diluted	145,744,055	66,529,288	102,482,997	65,936,597

Comprehensive income (loss):
Net income (loss) attributable to Redwire Corporation	$(41,152)	$(20,959)	$(141,079)	$(47,146)
Foreign currency translation gain (loss), net of tax	(1,403)	877	9,606	127
Total other comprehensive income (loss), net of tax	(1,403)	877	9,606	127
Total comprehensive income (loss)	$(42,555)	$(20,082)	$(131,473)	$(47,019)

REDWIRE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands of U.S. dollars)

	Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net income (loss)	$(141,079)	$(47,142)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	20,227	8,538
Amortization of debt issuance costs and discount	1,436	584
Equity-based compensation expense	47,591	8,046
(Gain) loss on sale of joint ventures	—	(1,303)
(Gain) loss on change in fair value of warrants	(11,506)	8,111
Deferred provision (benefit) for income taxes	(25,965)	(47)
Non-cash lease (benefit) expense	62	23
Purchase accounting fair value adjustment related to inventory	13,645	—
Other	(2,146)	(74)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	1,595	14,496
(Increase) decrease in contract assets	(5,562)	(8,754)
(Increase) decrease in inventory	(3,937)	(537)
(Increase) decrease in prepaid expenses and other assets	(3,617)	(4,247)
Increase (decrease) in accounts payable and accrued expenses	(9,772)	(4,964)
Increase (decrease) in deferred revenue	(34,094)	(7,448)
Increase (decrease) in operating lease liabilities	(141)	(256)
Increase (decrease) in other liabilities	194	10,551
Increase (decrease) in notes payable to sellers	—	11
Net cash provided by (used in) operating activities	(153,069)	(24,412)

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(151,791)	(796)
Net proceeds from sale of joint ventures	—	4,598
Purchases of property, plant and equipment	(11,288)	(4,064)
Purchase of intangible assets	(6,139)	(2,788)
Net cash provided by (used in) investing activities	(169,218)	(3,050)

Cash flows from financing activities:
Proceeds received from debt	191,238	42,971
Repayments of debt	(127,196)	(8,183)
Payment of debt issuance fees	(105)	(780)
Repayment of finance leases	(379)	(357)
Repayments of third-party advances	(7,820)	7,820
Proceeds from issuance of common stock	337,806	546
Shares repurchased for settlement of employee tax withholdings on share-based awards	(2,763)	(1,737)
Repurchase of convertible preferred stock	(63,862)	—
Net cash provided by (used in) financing activities	326,919	40,280
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	625	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	5,257	12,816
Cash, cash equivalents and restricted cash at beginning of period	49,071	30,278
Cash, cash equivalents and restricted cash at end of period	$54,328	$43,094

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted EBITDA
During the third quarter of 2024, we changed the Supplemental Non-GAAP Information to present only Adjusted EBITDA, whereas prior period disclosures also presented Pro Forma Adjusted EBITDA. Management believes the presentation of Pro Forma Adjusted EBITDA no longer provides the same meaningful insights into the Company’s performance as it did during the initial years of the Company’s formation. Prior period disclosures were recast to conform to current presentation. There was no change in the calculation of Adjusted EBITDA.
The following table presents the reconciliations of Adjusted EBITDA to net income (loss), computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income (loss)	$(41,152)	$(20,959)	$(141,079)	$(47,142)
Interest expense, net	6,282	3,610	33,631	9,537
Income tax expense (benefit)	6,862	(472)	(25,924)	(348)
Depreciation and amortization	12,121	2,860	20,227	8,538
Transaction expenses (i)	684	5,121	21,126	5,399
Acquisition integration costs (i)	1,041	96	1,498	96
Purchase accounting fair value adjustment related to inventory (ii)	11,227	—	13,645	—
Severance costs (iii)	353	365	2,529	532
Capital market and advisory fees (iv)	837	1,071	4,545	5,503
Write-off of long-lived assets (v)	165	—	165	—
Litigation-related expenses (vi)	1,216	9,096	1,216	11,329
Equity-based compensation (vii)	11,993	3,593	47,591	8,046
Debt financing costs (viii)	—	—	105	—
Gain on sale of joint ventures, net of costs incurred (ix)	—	—	—	(1,255)
Warrant liability change in fair value adjustment (x)	(14,198)	(1,941)	(11,506)	8,111
Adjusted EBITDA	$(2,569)	$2,440	$(32,231)	$8,346
i.Redwire incurred acquisition costs including due diligence, integration costs and additional expenses related to pre-acquisition activity. Acquisition deal costs was reclassified as Transaction expenses to conform with current period presentation.
ii.Redwire adjusted inventory related to the application of purchase accounting for the Edge Autonomy acquisition and recognized expense for the amount of the fair value adjustment included in cost of sales for the inventory sold after the acquisition date.
iii.Redwire incurred severance costs related to separation agreements entered into with former employees.
iv.Redwire incurred capital market and advisory fees related to advisors assisting with transitional activities associated with becoming a public company, such as the implementation of internal controls over financial reporting, and the internalization of corporate services, including, but not limited to, implementing enhanced enterprise resource planning systems.
v.Redwire incurred a loss on the write-off of long-lived assets.
vi.Redwire incurred expenses related to securities litigation and settlements of legal matters.
vii.Redwire incurred expenses related to equity-based compensation under Redwire’s equity-based compensation plan and Edge Autonomy’s incentive units.
viii.Redwire incurred expenses related to debt financing agreements, including amendment related fees paid to third parties that are expensed in accordance with U.S. GAAP.
ix.Redwire recognized a gain related to the sale of all its ownership in two joint ventures during 2024, presented net of transaction costs incurred.
x.Redwire adjusted the private warrant liability to reflect changes in fair value recognized as a gain or loss during the respective periods.

REDWIRE CORPORATION
Supplemental Non-GAAP Information
Unaudited

Adjusted Gross Profit and Margin
The following table presents the reconciliation of Adjusted Gross Profit to Gross Profit, computed in accordance with U.S. GAAP, and the calculation of Adjusted Gross Margin.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Gross Profit	$16,810	$12,023	$6,787	$39,832
Purchase accounting adjustments(1)	11,227	—	13,645	—
Adjusted Gross Profit	$28,037	$12,023	$20,432	$39,832
Adjusted Gross Margin	27.1%	17.5%	9.0%	17.0%
(1) Relates to the application of purchase accounting for the Edge Autonomy acquisition and represents the amount of the fair value adjustment recognized in cost of sales for the inventory sold after the acquisition date.

Free Cash Flow
The following table presents the reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, computed in accordance with U.S. GAAP.

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net cash provided by (used in) operating activities	$(20,325)	$(17,670)	$(153,069)	$(24,412)
Less: Capital expenditures	(7,489)	(2,798)	(17,427)	(6,852)
Free Cash Flow	$(27,814)	$(20,468)	$(170,496)	$(31,264)

REDWIRE CORPORATION
KEY PERFORMANCE INDICATORS
Unaudited

Book-to-Bill
Our book-to-bill ratio was as follows for the periods presented:

	Three Months Ended		Last Twelve Months
(in thousands, except ratio)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Contracts awarded	$129,800	$44,503	$312,355	$372,249
Revenues	103,432	68,638	296,147	298,026
Book-to-bill ratio	1.25	0.65	1.05	1.25
Book-to-bill is the ratio of total contracts awarded to revenues recorded in the same period. The contracts awarded balance includes firm contract orders, including time-and-material contracts, awarded during the period and does not include unexercised contract options or potential orders under indefinite delivery/indefinite quantity contracts. Although the contracts awarded balance reflects firm contract orders, terminations, amendments, or contract cancellations may occur which could result in a reduction to the contracts awarded balance.
We view book-to-bill as an indicator of future revenue growth potential. To drive future revenue growth, our goal is for the level of contracts awarded in a given period to exceed the revenue recorded, thus yielding a book-to-bill ratio greater than 1.0.

Our book-to-bill ratio was 1.25 for the three months ended September 30, 2025, as compared to 0.65 for the three months ended September 30, 2024. For the three months ended September 30, 2025, none of the contracts awarded balance includes acquired contract value. For three months ended September 30, 2024, $21.9 million of the contracts awarded balance relates to acquired contract value from the Hera Systems acquisition.

Our book-to-bill ratio was 1.05 for the Last Twelve Months (“LTM”) ended September 30, 2025, as compared to 1.25 for the LTM ended September 30, 2024. For the LTM ended September 30, 2025, contracts awarded includes $73.7 million of acquired contract value from the Edge Autonomy acquisition, which was completed in the second quarter of 2025. For the LTM ended September 30, 2024, contracts awarded includes $21.9 million of acquired contract value from the Hera Systems acquisition, which was completed in the third quarter of 2024.

Backlog
The following table presents our contracted backlog as of September 30, 2025 and December 31, 2024, and related activity for the nine months ended September 30, 2025 as compared to the year ended December 31, 2024.

(in thousands)	September 30, 2025	December 31, 2024
Organic backlog, beginning balance	$296,652	$372,790
Organic additions during the period	145,221	229,789
Organic revenue recognized during the period	(171,128)	(304,101)
Foreign currency translation	8,782	(1,826)
Organic backlog, ending balance	279,527	296,652

Acquisition-related contract value, beginning balance	—	—
Acquisition-related contract value acquired during the period	73,716	—
Acquisition-related additions during the period	57,670	—
Acquisition-related revenue recognized during the period	(55,459)	—
Foreign currency translation	174	—
Acquisition-related backlog, ending balance	76,101	—
Contracted backlog, ending balance	$355,628	$296,652

We view growth in backlog as a key measure of our business growth. Contracted backlog represents the estimated dollar value of firm funded executed contracts for which work has not been performed (also known as the remaining performance obligations on a contract). Our contracted backlog includes $92.4 million and $16.7 million in remaining contract value from contracts which recognize revenue at a point in time as of September 30, 2025 and as of December 31, 2024, respectively.

Organic backlog change excludes backlog activity from acquisitions for the first four full quarters since the entities’ acquisition date. Contracted backlog activity for the first four full quarters since the entities’ acquisition date is included in acquisition-related contracted backlog change. After the completion of four fiscal quarters, acquired entities are treated as organic for current and comparable historical periods.

Organic contract value includes the remaining contract value as of January 1 not yet recognized as revenue and additional orders awarded during the period for those entities treated as organic. Acquisition-related contract value includes remaining contract value as of the acquisition date not yet recognized as revenue and additional orders awarded during the period for entities not treated as organic. Organic revenue includes revenue earned during the period presented for those entities treated as organic, while acquisition-related revenue includes the same for all other entities, excluding any pre-acquisition revenue earned during the period. The acquisition-related backlog activity presented in the table above is related to the Edge Autonomy acquisition completed during the second quarter of 2025.

Although contracted backlog reflects business associated with contracts that are considered to be firm, terminations, amendments or contract cancellations may occur, which could result in a reduction in our total backlog. In addition, some of our multi-year contracts are subject to annual funding. Management expects all amounts reflected in contracted backlog to ultimately be fully funded. Contracted backlog from foreign operations was $128.7 million and $70.5 million as of September 30, 2025 and December 31, 2024, respectively. These amounts are subject to foreign exchange rate translations from euros to U.S. dollars that could cause the remaining backlog balance to fluctuate with the foreign exchange rate at the time of measurement.